Exhibit 5.1

Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

June 15, 2015

First Financial Bankshares, Inc.

400 Pine Street

Abilene, Texas 79601

Ladies and Gentlemen:

We have acted as special counsel to First Financial Bankshares, Inc., a Texas corporation (the “Company”), in connection with (i) the Agreement and Plan of Reorganization effective as of April 1, 2015 (the “Reorganization Agreement”), by and between the Company and FBC Bancshares, Inc., a Texas corporation (“FBC”), pursuant to which FBC Acquisition Corp., a Texas corporation and a direct wholly-owned subsidiary of the Company, will be merged with and into FBC (the “Merger”), and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-204088), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2015, pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the proposed offer and sale of an aggregate of up to 2,231,941 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to be issued in connection with the Merger. This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined originals, or copies certified to our satisfaction, of such records, agreements, instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We also have assumed, with respect to all parties to agreements or instruments relevant hereto, other than the Company, that such parties had the requisite power and authority (corporate or other) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), that such agreements or instruments have been executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to various matters of fact relevant to the opinion hereinafter expressed, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers and representatives of the Company and others.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

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First Financial Bankshares, Inc. June 15, 2015 Page 2

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, (i) the Registration Statement, including all amendments, will have become effective under the Securities Act and (ii) the Merger will have become effective.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when the Shares are issued in accordance with the terms of the Reorganization Agreement upon consummation of the Merger, such Shares will be validly issued, fully paid and non-assessable. The foregoing opinion is based on and is limited to the corporate laws of the State of Texas, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP